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Exhibit 5.1

January 8, 2002

Labor Ready, Inc.
1015 A Street
Tacoma, WA 98402

Re:	Registration Statement on Form S-8 Relating to Labor Ready, Inc. 2000 Stock Option Plan

Ladies and Gentlemen:

    We have acted as counsel to Labor Ready, Inc. (the "Company") in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") relating to the registration of shares (the "Shares") of Common Stock, no par value per share, of the Company issuable under the Company's 2000 Stock Option Plan (the "Plan"). In connection therewith, we have reviewed the Company's Articles of Incorporation, Bylaws, minutes of appropriate meetings, a copy of the Plan and such other matters as we deem appropriate.

    Based on that review, it is our opinion that the Shares will be, when issued and sold pursuant to and in accordance with the terms of the Plan, validly issued, fully paid and non-assessable under the Washington Business Corporation Act.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

/s/ PRESTON GATES & ELLIS LLP

Exhibit 5.1

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Exhibit 5.1